Exhibit No. 21


        MADISON GAS AND ELECTRIC COMPANY AND CONSOLIDATED SUBSIDIARIES

                        SUBSIDIARIES OF THE REGISTRANT


As of December 31, 1994, the Company owned 100 percent of the voting securities of the following subsidiaries (all Wisconsin corporations):

- MG&E NUCLEAR FUEL INC. - holds title to Company's portion of the nuclear fuel for Kewaunee.

- MAGAEL INC. - holds title to property acquired by the Company for future utility plant expansion.

- MAGAEL Material Resources, Inc. - partner in uranium mining operation whose purpose is to acquire uranium mining reserves and support related mining and production operations to assure an adequate fuel supply for Kewaunee.

- Central Wisconsin Development Corporation - assists new and expanding businesses throughout Central Wisconsin.

- Great Lakes Energy Corp. - markets natural gas supplies and pipeline capacity to commercial and industrial customers outside of the Company's territory.

-  Wisconsin Resources Corporation - Inactive.

-  North Central Technologies, Inc. - Inactive.

-  Mid America Technologies, Inc. - Inactive.

As of December 31, 1994, the Company owned 50 percent of the voting securities of the following subsidiary (a Wisconsin corporation):

- Superior Lamp Recycling, Inc. - recycles fluorescent lamps and retorts spent mercury.

As of January 3, 1995, Great Lakes Energy Corp. owned 100 percent of the voting securities of the following subsidiary (a Wisconsin corporation):

- American Energy Management, Inc. - a national energy marketing firm that provides gas marketing, energy management, energy auditing, and conservation services to customers in ten states.